World Point Terminals, LP Announces Financial Results for the Quarter Ended March 31, 2014

ST. LOUIS, Missouri, May 13, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended March 31, 2014.

Financial Summary

A summary of the financial results for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, includes:

•	Revenues for the three months ended March 31, 2014 increased $3.7 million, or 20%, compared to the three months ended March 31, 2013.
o	Base storage services fees increased $2.4 million or 15% primarily as a result of additional contracted capacity at the Galveston terminal, the addition of 450,000 barrels of capacity at the Jacksonville terminal and the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013.
o	Excess storage services fees increased 7% primarily as a result of additional volume at the Newark terminal.
o	Ancillary and additive services increased $1.3 million or 44% primarily as a result of increased activity at 9 of our 14 terminals.
•	Operating expenses for the quarter ended March 31, 2014 increased $0.1 million, or 1%, compared to the quarter ended March 31, 2013. This increase was primarily attributable to a (i) $0.2 million increase in labor costs due to the expanded operations at the Jacksonville terminal and normal wage increases, (ii) $0.3 million increase in utility costs due to the higher level of heat applied to customers’ products and (iii) $0.1 million increase in insurance premiums offset by $0.5 million decrease in repairs and maintenance.
•	Selling, general and administrative expenses for the quarter ended March 31, 2014 increased $0.4 million, or 63%, compared to the quarter ended March 31, 2013 as a result of costs incurred in connection with operating as a public company.
•	Depreciation and amortization expense for the quarter ended March 31, 2014 increased $1.0 million, or 25%, compared to the quarter ended March 31, 2013. This increase is primarily due to the assets under construction which were placed in service in the first and second quarters of 2013 at the Weirton and Galveston terminals and the acquisition of additional terminal assets adjacent to the Jacksonville terminal in the second quarter of 2013.
•	Interest expense for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013 increased $0.1 million as a result of an increase in commitment fees and amortization of loan fees on the revolver partially offset by a decrease in interest on the term loan.

•	Interest and dividend income for the quarter ended March 31, 2014 decreased slightly compared to the quarter ended March 31, 2013. This decrease was attributable to lower amounts of short-term investments.
•	Gain (loss) on investments for the quarter ended March 31, 2014 decreased $0.8 million compared to the quarter ended March 31, 2013. The decrease was primarily attributable to a mark-to-market gain on investments recorded at March 31, 2013.
•	Income tax expense for the quarter ended March 31, 2014 decreased $0.2 million compared with the quarter ended March 31, 2013 primarily relating to the Partnership’s subsidiary converting from a corporation to a limited liability company as explained in Note 13 to the condensed consolidated financial statements.
•	Net income for the quarter ended March 31, 2014 increased $1.7 million, or 24%, compared to the quarter ended March 31, 2013. Net income attributable to unitholders was $8.9 million or $0.27 per unit for the quarter ended March 31, 2014.
•	Adjusted EBITDA as defined by the Partnership was $14.0 million for the quarter ended March 31, 2014.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations and Comprehensive Income for the quarters ended March 31, 2014 and March 31, 2013.

Filing of Annual Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on May 13, 2014.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 12.8 million barrels of storage capacity at 14 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. A reconciliation from GAAP to the non-GAAP measurement is provided below. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the quarters ended March 31, 2014 and March 31, 2013.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data	For the Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
REVENUES
Third parties	$14,413	$12,163
Affiliates	8,319	6,823
	22,732	18,986

Operating costs, expenses and other
Operating expenses	7,192	7,095
Operating expenses reimbursed to affiliates	671	680
Selling, general and administrative expenses	649	342
Selling, general and administrative expenses reimbursed to affiliates	454	335
Depreciation and amortization	4,831	3,869
Income from joint venture	(129)	-
Total operating costs, expenses and other	13,668	12,321

INCOME FROM OPERATIONS	9,064	6,665

OTHER INCOME (EXPENSE)
Interest expense	(213)	(91)
Interest and dividend income	9	52
Gain (loss) on investments and other-net	29	790
Income before income taxes	8,889	7,416
(Benefit) / Provision for income taxes	20	246
NET INCOME	$8,869	$7,170

Operating Data:
Available storage capacity, end of period (mbbls)	12,765	11,200
Average daily terminal throughput (mbbls)	184	134

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$8,869	$6,966
Depreciation and amortization	4,831	3,869
Depreciation and amortization – CENEX joint venture	21	-
Provision for income taxes	20	246
Interest expense and other	213	91
Interest and dividend income	(9)	(52)
Equity based compensation expense	152	-
(Gain) loss of investments and other - net	(29)	(790)
Adjusted EBITDA	$14,068	$10,330

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